Exhibit 99.1

Avanex Announces Officer and Director Share Purchase Plan

Fremont, CA—April 8, 2008—Avanex Corporation (NASDAQ:AVNX), a pioneering provider of intelligent photonic solutions enabling next-generation optical networks, today announced that the Compensation Committee of its Board of Directors has approved an Officer and Director Share Purchase Plan. Initially, two million shares will be made available for purchase by officers and directors.

The Plan allows executive officers and directors to purchase shares of the Company’s common stock at fair market value in lieu of salary or, in the case of directors, retainer fees. Eligible individuals will voluntarily participate in the Plan by authorizing payroll deductions or, in the case of directors, deductions from retainer fees for the purpose of purchasing Avanex shares. Purchases under the Plan will commence in May 2008.

Avanex Chairman, President, and CEO Jo Major welcomed this new Plan, saying, “With this plan, we fulfill the desire of many of our executives to have greater ability to directly invest in the company.”

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our Web site at: www.avanex.com.

Source: Avanex Corporation

Contact:

Avanex Corporation

Tedd Siegel, 510-897-4437

Brooke Deterline, 510-897-4188 (Investor Relations)

IR@Avanex.com